Exhibit 1.01

CDC SOFTWARE CORPORATION

2009 EMPLOYEE SHARE PURCHASE PLAN
(Approved by the board of directors of the Company on September 13, 2009)

CDC Software Corporation (“CDC Software” or the “Company”) wishes to attract employees to the Company and its Subsidiaries, to induce employees to remain with the Company and its Subsidiaries, and to encourage them to increase their efforts to make the Company’s business more successful, whether directly or through its Subsidiaries. In furtherance thereof, the Plan is designed to provide equity-based incentives to the Eligible Employees of the Company and its Subsidiaries. The Plan is intended to comply with the provisions of Section 423 of the Code and shall be administered, interpreted and construed accordingly. American Depositary Shares, and not the Company’s Ordinary Shares, are traded on the Nasdaq Global Market.

1. Definitions.

When used herein, the following terms shall have the respective meanings set forth below:

“American Depositary Share” or “ADS” means an authorized depositary security of CDC Software Corporation denominated in U.S. dollars currently representing one Ordinary Share and evidenced by an authorized depositary receipt issued by the Bank and quoted on Nasdaq.

“Bank” or “Depositary” shall mean Deutsche Bank Trust Company Americas, a wholly-owned subsidiary of Deutsche Bank A.G., or such other bank as the Company may from time to time appoint for the purposes of serving as its depositary for its American Depositary Shares.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day Nasdaq is open for trading.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Committee” means the committee appointed by the Board of Directors of the Company under Section 3 hereof.

“Company” means CDC Software Corporation, an exempted company with limited liability under the Companies Law of the Cayman Islands.

“Effective Date” means September 13, 2009.

“Eligible Compensation” for any pay period means, unless otherwise determined by the Committee, the amount of base salary for such period. Eligible Compensation does not include, without limitation, any payments for reimbursement of expenses, bonuses, incentive compensation, overtime, deferred compensation or other non-cash or non-regular payments, unless otherwise determined by the Committee.

“Eligible Employee” means employees eligible to participate in the Plan pursuant to the provisions of Section 4.

“Enrollment Period” means such period preceding an Offer Date as is specified by the Committee during which an Eligible Employee may elect to participate in the Plan.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” per Share (of an American Depositary Share, and not an Ordinary Share) as of a particular date means (i) if Shares are then listed on Nasdaq, the closing sales price per Share on Nasdaq for the last preceding date on which there was a sale of Shares on Nasdaq, as determined by the Committee, (ii) if Shares are not then listed on Nasdaq or any other a national stock exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for the Shares in such over-the-counter market for the last preceding date on which there was a sale of such Shares in such market, as determined by the Committee, or (iii) if Shares are not then listed on Nasdaq, a national stock exchange or traded on an over-the-counter market, such value as the Committee in its discretion may in good faith determine; provided that, where the Shares are so listed or traded, the Committee may make such discretionary determinations where the Shares have not been traded for 10 trading days.

“Investment Date” means the last Business Day coincident with or immediately preceding March 31 and September 30 of each Investment Period, respectively.

“Investment Period” means the period commencing on each Offer Date and ending on the next succeeding Investment Date.

“Nasdaq” means the Nasdaq Global Market.

“Offer Date” means each October 1 and April 1, unless otherwise provided by the Committee; provided however, that with respect to the 2009 Plan Period only, the Offer Date shall be November 1, 2009.

“Ordinary Shares” means the Class A Ordinary shares, par value $0.001 per share, of the Company.

“Participating Employee” means an employee (i) for whom payroll deductions are currently being made under the Plan or (ii) for whom payroll deductions are not currently being made under the Plan because he or she has reached the limitation set forth in Section 6.

“Payroll Account” means an account maintained by the Company with respect to each Participating Employee as contemplated by Section 5.

“Plan” means this CDC Software Corporation 2009 Employee Share Purchase Plan, as amended from time to time.

“Plan Period” means either the six month period from October 1 of one year to March 31 of the following year inclusive, or the six month period from April 1 to September 30 of the same year inclusive; provided, however, that for purposes of the 2009 Plan Period only, Plan Period shall mean the period from November 1, 2009 to March 31, 2010.

“Shares” means American Depositary Shares.

“Stock Account” means a brokerage account as contemplated by Section 8.

“Subsidiary” means any corporation that is a “subsidiary corporation” with respect to the Company under Section 424(f) of the Code, whether now or hereafter existing, and which is designated by the Committee for participation in the Plan.

“Transfer Agent” means The Bank of New York Mellon.

“Triggering Event” shall have the meaning set forth in Section 12.

2. Shares Reserved for the Plan

There shall be reserved for issuance and purchase by employees under the Plan an aggregate of 500,000 Shares, of which an aggregate of no more than 100,000 Shares shall be available for purchase during any Investment Period, subject to adjustment as provided in Section 12. Shares subject to the Plan may be Shares now or hereafter authorized but unissued, or Shares that were once issued and subsequently reacquired by the Company. If and to the extent that any right to purchase reserved Shares shall not be exercised by any employee for any reason or if such right to purchase shall terminate as provided herein, Shares that have not been so purchased hereunder shall again become available for the purposes of the Plan unless the Plan shall have been terminated, but such unpurchased Shares shall not be deemed to increase the aggregate number of Shares specified above to be reserved for purposes of the Plan (subject to adjustment as provided in Section 12).

3. Administration of the Plan.

The Plan shall be administered by the Committee appointed by the Board of Directors. The Committee shall consist of not less than two members of the Board of Directors each of whom is a “non-employee director” within the terms of Rule 16b-3 promulgated under the Exchange Act and at such times as the Company is subject to Section 162(m) of the Code (to the extent relief from the limitation of Section 162(m) of the Code is sought with respect to options), shall qualify as “outside directors” for purposes of Section 162(m) of the Code. To the extent that the Compensation Committee of the Board of Directors satisfies the foregoing requirements, the Board of Directors may designate such Compensation Committee to act as the Committee hereunder. Each member of the Committee shall serve at the pleasure of the Board of Directors. The Committee may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. The Committee shall have authority to interpret the Plan, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law and shall take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof.

The acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan. If and to the extent applicable, no member of the Committee may act as to matters under the Plan specifically relating to such member.

4. Eligible Employees.

All employees of the Company and each Subsidiary designated for participation herein by the Committee shall be eligible to participate in the Plan, provided that each such employee:

(i)	has been employed by the Company or any Subsidiary (or any predecessor thereof), in the manner set forth in clauses (iii) and (iv) below, for a period of at least one hundred and eighty (180) days (continuous or otherwise) prior to the Plan Period during which participation is to commence, provided that no employee who has been employed for two years, for purposes of Section 423(b)(4)(A) of the Code, or more can be excluded under this clause (i);

(ii)	does not own, for purposes of Section 423 of the Code, immediately after the right is granted, stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of the Company or of a Subsidiary;

(iii)	customarily works more than 20 hours per week; and

(iv)	customarily works more than five months in a year;

provided, that, notwithstanding the foregoing, the employment of an employee of a Subsidiary which ceases to be a Subsidiary shall, automatically and without any further action, be deemed to have been terminated (and such employee shall cease to be an Eligible Employee hereunder).

The Committee may establish special rules with respect to those employees who first satisfy (iii) or (iv) above after they have already satisfied the other requirements established by this Section 4 (with additional special rules to apply in the discretion of the Committee in the case of employees with two years of service with the Company at such time).

The Committee may establish special rules with respect to the eligibility of and the prior service credit for employees of companies that become affiliated with the Company prior to the Effective Date or during a Plan Period.

5. Election to Participate and Payroll Deductions.

Each Eligible Employee may elect to participate in the Plan during the Enrollment Period immediately prior to the beginning of a Plan Period (or in the case of the 2009 Plan Period beginning from the Effective Date to October 31, 2009). Each Eligible Employee may elect a payroll deduction of from 1% to 10% of Eligible Compensation from each paycheck, in increments of 1% (i.e., 1%, 2%, 3%, etc.). Elections under this Section 5 are subject to the limits set forth in Section 6. All payroll deductions shall be credited, as promptly as practicable, to a Payroll Account in the name of the Participating Employee. All funds held by the Company under the Plan shall not be segregated from other corporate funds (except that the Company may in its discretion establish separate bank or investment accounts in its own name) and may be used by the Company for any corporate purpose.

If so provided by the Committee, unless he or she elects otherwise during the Investment Period for the Plan Period, an Eligible Employee who is a Participating Employee on the day before a Plan Period commences will be deemed (i) to have elected to participate in such Plan Period and (ii) to have authorized the same percentage payroll deduction for such Plan Period as in effect for such employee on the day before such Plan Period commences.

Each Participating Employee may, by signing and delivering written notice to the Committee, on a form specified for such purpose by the Committee, at such times and under such circumstances as may be established by the Committee, cancel his or her election to participate in the Plan and in such case the entire balance in the Payroll Account of such Participating Employee shall be repaid to such Participating Employee as promptly as practicable.

A Participating Employee who ceases to participate in a Plan Period shall not again be eligible to participate during such Plan Period but, may elect to participate in a subsequent Plan Period, if then eligible. A Participating Employee may at any time during a Plan Period (but not more than four times) increase or decrease his or her payroll deductions by filing the required form with the Company, which increase or decrease shall become effective with the first pay period of the first succeeding calendar month to which it may be practicably applied.

6. Limitation of Number of Shares That a Participating Employee May Purchase.

No right to purchase Shares under the Plan shall permit an employee to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries (as defined for purposes of Section 423 of the Code) at a rate which in the aggregate exceeds $25,000 of the fair market value of such Shares (determined under Section 423 of the Code at the time the right is granted) for each calendar year in which the right is outstanding at any time. The maximum number of Shares that a Participating Employee may purchase in any one Investment Period shall be not more than such amount as is determined by dividing $12,500 by the Fair Market Value of such Shares on the Offer Date.

7. Purchase Price.

The purchase price for each Share shall be the lesser of (i) 85% of the Fair Market Value of such Share on the Offer Date, and (ii) 85% of the Fair Market Value of such Share on the Investment Date.

8. Method of Purchase.

As of each Investment Date, each Participating Employee shall be deemed, without any further action, to have purchased, the number of whole and fractional Shares which the balance of his or her Payroll Account at that time will purchase, determined by dividing the balance in his or her Payroll Account not theretofore invested by the purchase price as determined in Section 7.

All Shares purchased as provided in the foregoing paragraph shall be maintained initially in separate Stock Accounts for the Participating Employees at the Transfer Agent or at a brokerage firm selected by, and pursuant to an arrangement with, the Company. A Participating Employee shall be free to undertake a disposition (as that term is defined in Section 424 of the Code) of the Shares in his or her Stock Account at any time, whether by sale, exchange, gift or other transfer of legal title, but, in the absence of such a disposition of such Shares, unless otherwise provided by the Committee, the Shares must remain in the Participating Employee’s Stock Account at the brokerage firm so selected until the holding period set forth in Section 423(a) of the Code has been satisfied. With respect to those Shares for which the Section 423(a) holding period has been satisfied, the Participating Employee may, without limitation, move those Shares to another brokerage account of the Participating Employee’s choosing or request that an American Depositary Receipt representing an ADS be issued and delivered to him or her. For so long as such Shares are maintained in Stock Accounts, all dividends paid with respect to such Shares shall be credited to each Participating Employee’s Stock Account, and will be automatically reinvested in whole and fractional Shares, unless the Participating Employee elects not to have such dividends reinvested. Notwithstanding the foregoing, in the discretion of the Committee, fractional Shares shall not be purchased hereunder, and any remaining cash in a Participating Employee’s Payroll Account resulting from such failure to invest in fractional Shares shall be returned to the Participating Employee as soon as practicable. The Committee may provide that transaction fees incurred with respect to dividend reinvestment may be paid by the Company.

9. Title of Share Accounts.

Each Stock Account may be in the name of the Participating Employee or, if permitted by the Committee, as the Participating Employee so indicates on the appropriate form, in his or her name jointly with another person, with right of survivorship. If permitted by the Committee, a Participating Employee who is a resident of a jurisdiction that does not recognize such a joint tenancy may have a Stock Account in his or her name as tenant in ordinary with another person without right of survivorship. To the extent the Committee allows for the purchase of fractional Shares, in the event that a Participating Employee directs that his or her Shares be transferred from the applicable Stock Account, any fractional Shares in the Participating Employee’s Stock Account shall be paid in cash in accordance with the generally applicable rules and procedures of the Transfer Agent or the brokerage firm maintaining the Stock Accounts.

10. Rights as a Shareholder.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Our amended and restated memorandum and articles of association and Cayman Islands law governs shareholder rights. The Depositary will be the registered holder of the Ordinary Shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the Depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the Depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

11. Rights Not Transferable.

Rights granted under the Plan are not transferable by a Participating Employee other than by will or the laws of descent and distribution and are exercisable during his or her lifetime only by him or her.

12. Adjustment in Case of Changes Affecting Ordinary Shares.

If (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or its Subsidiaries or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Company, or any distribution to holders of Ordinary Shares other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the number or kind of shares, or both, which thereafter may be sold under the Plan, then the Committee shall forthwith take any such action as in its judgment shall be necessary to preserve to the Participating Employees’ rights substantially proportionate to the rights existing prior to such event, and to maintain the continuing availability of Shares under Section 2 and the last sentence of Section 6 (if Shares are otherwise then available) in a manner consistent with the intent hereof, including, without limitation, adjustments in (x) the number and kind of shares subject to the Plan, (y) the purchase price of such shares under the Plan, and (z) the number and kind of shares available under Section 2 and the last sentence of Section 6. To the extent that such action shall include an increase or decrease in the number of Shares (or units of other property then available) subject to the Plan, the number of Shares (or units) available under Section 2 and the last sentence of Section 6 above shall be increased or decreased, as the case may be, proportionately, as may be provided by Committee in its discretion.

Notwithstanding any other provision of the Plan, if the Shares cease to be listed or traded, as applicable, on Nasdaq, a national stock exchange or over-the-counter market (a “Triggering Event”), then, in the discretion of the Committee, (i) the balance in the Participating Employee’s Payroll Account not theretofore invested may be refunded to the Participating Employee, and such Participating Employee shall have no further rights or benefits under the Plan, (ii) an amount equal to the product of the Fair Market Value of a Share on the date of the Triggering Event multiplied by the number of Shares such Participating Employee would have been able to purchase with the balance of his or her Payroll Account on such Triggering Event if such Triggering Event were the Investment Date may be paid to the Participating Employee, and such Participating Employee shall have no further rights or benefits under the Plan, or (iii) the Plan may be continued without regard to the application of this sentence.

13. Termination of Employment.

In the event a Participating Employee’s employment is terminated during a Plan Period (regardless of the reason therefor and regardless of the party initiating the termination), the balance in the Participating Employee’s Payroll Account not theretofore invested, shall be refunded to him or her, and in the event of his or her death shall be paid to his or her estate, any such refund or payment to be made as soon as practicable after the next Investment Date.

14. Amendment of the Plan.

The Board of Directors may at any time, or from time to time, amend the Plan in any respect; provided, however, that the Plan may not be amended in any way that would cause, if such amendment were not approved by the holders of Ordinary Shares, the Plan to fail to comply with

(i)	the requirements for employee stock purchase plans as defined in Section 423 of the Code; or

(ii)	any other requirement of applicable law or regulation;

unless and until the approval of the holders of the applicable Ordinary Shares is obtained. No amendment of the Plan shall alter or impair any rights outstanding at the time of such amendment to purchase Shares pursuant to any offer hereunder.

15. Termination of the Plan.

The Plan and all rights of employees hereunder shall terminate:

(i)	on the date that Participating Employees become entitled to purchase a number of Shares greater than the number of reserved Shares remaining available for purchase; or

(ii)	at any time, at the discretion of the Board of Directors.

In the event that the Plan terminates under circumstances described in (i) above, reserved Shares remaining as of the termination date shall be subject to Participating Employees on a pro rata basis. No termination of the Plan shall alter or impair any rights outstanding at the time of such termination to purchase Shares pursuant to any offering of the right to purchase Shares hereunder.

16. Governmental and Other Regulations; Further Assurances.

The Plan, and the grant and exercise of the rights to purchase Shares hereunder, and the Company’s obligation to sell and deliver Shares upon the exercise of rights to purchase Shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company shall not be required to issue or deliver any certificates for Shares prior to the completion of any registration or qualification of such Shares under, and the obtaining of any approval under or compliance with, any state or federal law, or any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable. Certificates for Shares issued hereunder may be legended as the Committee may deem appropriate.

The Participating Employee shall take whatever additional actions and execute whatever additional documents the Committee may in its reasonable judgment deem necessary or advisable in order to carry out or affect one or more of the obligations or restrictions imposed on the Participating Employee pursuant to the Plan.

17. Indemnification of Committee.

The Company shall indemnify and hold harmless the members of the Board of Directors of the Company and the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under the Plan if such person acts in good faith and in a manner that he or she reasonably believes to be in, or not opposed to, the best interests of the Company, to the maximum extent permitted by law.

18. Withholding; Disqualifying Dispositions.

Notwithstanding any other provision of the Plan, the Company shall deduct from all Payroll Accounts paid under the Plan all federal, state, local and other taxes required by law to be withheld with respect to such payments.

If Shares acquired under the Plan are disposed of in a disqualifying disposition within the meaning of Section 423(a) of the Code, such Participating Employee shall notify the Company in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Company (or any affiliate thereof) thereupon has a tax-withholding obligation, shall pay to the Company (or such affiliate) an amount equal to any withholding tax the Company (or affiliate) is required to pay as a result of the disqualifying disposition.

19. Notices.

All notices under the Plan shall be in writing (which for these purposes shall include reasonably acceptable means of electronic transmission), and if to the Company, shall be delivered to the Board of Directors or mailed to its principal office, addressed to the attention of the Board of Directors; and if to a Participating Employee, shall be delivered personally or mailed to such Participating Employee at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 19.

20. Severability.

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.

21. No Right to Continued Employment.

The Plan and any right to purchase Shares granted hereunder shall not confer upon any employee any right with respect to continued employment by the Company or any Subsidiary, nor shall they restrict or interfere in any way with the right of the Company or any Subsidiary by which an employee is employed to terminate his or her employment at any time.

22. Captions.

The use of captions in the Plan is for convenience only. The captions are not intended to and do not provide substantive rights.

23. Effective Date of the Plan.

The Plan shall be effective as of the Effective Date, provided that the Plan is subsequently approved by a vote of the holders of the Ordinary Shares.

24. Non-U.S. Subsidiaries.

Without amending the Plan, in consideration of the Company not being a U.S. corporation, the Committee may allow for participation under the terms hereunder by Eligible Employees of non-U.S. Subsidiaries with such modifications of the terms and conditions otherwise specified hereunder as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes hereof, and, in furtherance of such purposes, the Committee may adopt such amendments, procedures and the like as may be necessary or advisable to comply with provisions of laws (including tax laws) in other countries in which such Subsidiaries operate or have employees. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan, the participation hereunder of each participating non-U.S. Subsidiary shall be deemed to be under a separate and distinct plan rather than under the Plan. Notwithstanding the foregoing, any limitations on the number of Shares set forth hereunder shall be applied and administered with respect to the aggregate of the Plan and all such separate plans.

25. Governing Law.

THE PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.